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                                                                     EXHIBIT 5.1
                 [LETTERHEAD OF GRAY, HARRIS & ROBINSON, P.A.]

                               September 4, 1998



Autonomous Technologies Corporation
2800 Discovery Drive
Orlando, FL 32826

     Re:  Registration Statement of Form S-8/Post-Effective Amendment No. 1

Dear Ladies and Gentlemen:

     We have examined the Post Effective Amendment No. 1 to the Registration Statement on Form S-8 (the "Registration Statement") registering an additional 1,200,000 shares of Common Stock (the "Shares") of Autonomous Technologies Corporation (the "Company"), for issuance from time-to-time under the Autonomous Technologies Corporation 1995 Stock Option Plan (the "Plan"). As your counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken in connection with the sale and issuance of the shares.

     It is our opinion that, upon the effectiveness of the Registration Statement, the shares which may be issued and sold from time-to-time by the Company pursuant to the Plan as described in the Registration Statement, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement including the prospectus constituting a part thereof, and all post-effective amendments thereto.

                                    Very truly yours,

                                    /s/ William A. Grimm

                                    William A. Grimm